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                                                                   EXHIBIT 23(b)



                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 and related prospectus of Texas Instruments Incorporated and Texas Instruments Tucson Corporation (formerly Burr-Brown Corporation) for the deregistration of 4 1/4% convertible subordinated notes due 2007 of Texas Instruments Tucson Corporation, and to the incorporation by reference therein of our report dated January 17, 2000, with respect to the consolidated financial statements of Texas Instruments Tucson Corporation included in its annual report on Form 10-K for the year ended December 31, 1999, as incorporated by reference in Texas Instruments Incorporated's Registration Statement on Form S-4, as amended, filed with the Securities and Exchange Commission.



Dallas, Texas
December 20, 2000